Exhibit 8.1

November     , 2004

Royal Savings Bank

9226 S. Commercial Ave.

Chicago, IL 60617

RE:	Federal Income Tax Opinion Relating to the Conversion of Royal Savings Bank, from an Illinois-Chartered Mutual Savings Bank to an Illinois-Chartered Stock Savings Bank

Ladies and Gentlemen:

You have requested an opinion regarding the material federal income tax consequences of the proposed conversion (the “Conversion”) of Royal Savings Bank (the “Bank”) from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank (the “Converted Bank”) and the acquisition of the Converted Bank’s capital stock by Royal Financial, Inc., a Delaware corporation (the “Holding Company”), pursuant to the plan of conversion adopted by the Board of Directors and dated August 18, 2004 (the “Plan”).

The proposed transaction is described in the Plan and the Prospectus (the “Prospectus”) included in Registration Statement Form SB-2 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (“SEC”). The tax consequences of the proposed transaction are set forth in the section of this letter entitled “Federal Income Tax Opinion.”

We have made such inquiries and have examined such documents and records as we have deemed appropriate for the purpose of this opinion. In rendering this opinion, we have received factual representations of the Holding Company and the Bank concerning the Holding Company and the Bank as well as the factual representations concerning the proposed transactions (collectively, the “Representations”). We will rely upon the accuracy of such Representations and the statement of facts contained in the examined documents, including, without limitation, the Plan and the Registration Statement. We have also assumed the authenticity of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies. Each capitalized term used herein, unless otherwise defined, has the meaning set forth in the Registration Statement. We have assumed that the Conversion will be consummated strictly in accordance with the terms of the Plan.

The Plan and the Prospectus contain a detailed description of the Conversion. These documents as well as the Representations to be provided by the Holding Company and the Bank

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Royal Savings Bank

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are incorporated in this letter as part of the statement of the facts. Set forth herein is a general summary of the relevant facts and the proposed transactions, qualified in its entirety by reference to the documents cited above.

The Bank, with its headquarters in Chicago, Illinois, is an Illinois-chartered mutual savings bank. As a mutual savings bank, the Bank has never been authorized to issue stock. Instead, the proprietary interest in the reserves and undivided profits of the Bank belong to the deposit account holders of the Bank, hereinafter sometimes referred to as “shareholders.” A shareholder of the Bank has a right to share, pro rata, with respect to the withdrawal value of his or her respective deposit account in any liquidation proceeds distributed in the event the Bank is ever liquidated. In addition, a shareholder of the Bank is entitled to interest on his or her account balance as fixed and paid by the Bank.

In order to provide organizational and economic strength to the Bank, the Board of Directors has adopted the Plan whereby the Bank will convert itself into an Illinois-chartered stock savings bank, the stock of which will be held entirely by the Holding Company. The Holding Company will purchase the stock of the Converted Bank and will retain up to 50% of the proceeds received from the issuance of its stock (the “Holding Company Stock”) in the Conversion. The aggregate sales price of the Holding Company Stock issued in the Conversion will be based on an independent appraiser’s valuation of the estimated pro forma market value of the Holding Company and the Converted Bank. The Conversion and sale of the Holding Company Stock will be subject to applicable regulatory approval and the approval by the affirmative vote of a majority of the Members.

The Bank shall establish at the time of Conversion a liquidation account in an amount equal to its net worth as of the latest practicable date prior to Conversion. The liquidation account will be maintained by the Converted Bank for the benefit of the Eligible Account Holders and supplemental eligible account holders who continue to maintain their deposit accounts at the Converted Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his or her Deposit Account, hold a related inchoate interest in a portion of the liquidation account balance, in relation to his or her deposit account balance on the Eligibility Record Date and/or Supplemental Eligibility Record Date or to such balance as it may be subsequently reduced, as provided in the Plan.

In the unlikely event of a complete liquidation of the Converted Bank (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their deposit accounts), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the liquidation account, in the amount of the then adjusted subaccount balance for his or her deposit accounts then held, before any liquidation distribution may be made to any holders of the Converted Bank’s capital stock. No merger, consolidation, purchase of bulk assets with assumption of

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November __, 2004

Savings Accounts and other liabilities, or similar transaction with a Federal Deposit Insurance Corporation (“FDIC”) institution, in which the Converted Bank is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the liquidation account shall be assumed by the surviving institution.

LIMITATIONS ON OPINION

Our opinions expressed herein are based solely upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), including applicable regulations thereunder and current judicial and administrative authority. Any future amendments to the Code or applicable regulations, or new judicial decisions or administrative interpretations, any of which could be retroactive in effect, could render part or all of our opinion to no longer be valid. No opinion is expressed herein with regard to the federal, state, or local tax consequences of the Conversion unless specifically addressed.

A.	ASSUMPTIONS

The following assumptions have been made in connection with our opinions:

1. The Conversion will be implemented in accordance with the terms of the Plan and all conditions precedent contained in the Plan are performed or waived prior to the consummation of the Conversion.

2. No Eligible Account Holder and Supplemental Eligible Account Holder as of the Eligibility Record Date will be excluded from an inchoate interest in a portion of the liquidation account of Converted Bank. To the best of the knowledge of the management of Bank there is not now, nor will there be at the time of the Conversion, any plan or intention, on the part of Eligible Account Holders and supplemental eligible account holders to withdraw their Deposit Accounts in Converted Bank following the Conversion. Deposits Accounts withdrawn immediately prior to or immediately subsequent to the Conversion (other than maturing deposits) are considered in making these assumptions.

3. Immediately following the consummation of the Conversion, Converted Bank will possess the same assets and liabilities held by Bank immediately prior to the Conversion, plus substantially all of the net proceeds from the sale of its stock to Holding Company except for assets used to pay expenses of the Conversion. The liabilities transferred to Converted Bank in the Conversion were incurred by Bank in the ordinary course of business.

4. Holding Company and Converted Bank each have no plan or intention to redeem or otherwise acquire any stock to be issued in the Conversion.

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Royal Savings Bank

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5. No cash or property will be given to any Eligible Account Holder and Supplemental Account Holder in lieu of Subscription Rights or an interest in the liquidation account of Converted Bank.

6. Following the Conversion, Converted Bank will continue the business of Bank in substantially the same manner as Bank engaged in prior to the Conversion, and it has no plan or intention to sell or otherwise dispose of any of its assets, except in the ordinary course of business.

7. There is no plan or intention for Converted Bank to be liquidated or merged with another corporation following the consummation of the Conversion.

8. The fair market value of each Deposit Account and an inchoate interest in the liquidation account of Converted Bank held by an Eligible Account Holder and Supplemental Eligible Account Holder will, in each instance, be approximately equal to the fair market value of each Deposit Account of Bank plus the interest in the residual equity of Bank surrendered in exchange therefor.

9. Holding Company has no plan or intention to sell or otherwise dispose of the stock of Converted Bank received by it in the Conversion.

10. Converted Bank and Holding Company have no plan or intention, either currently or at the time of Conversion, to issue additional shares of common stock following consummation of the transactions described in the Plan, other than shares that may be issued to employees and/or directors pursuant to certain stock option and stock incentive plans or that may be issued to or pursuant to employee benefit plans.

11. Assets used to pay expenses of the Conversion and all distributions (except for regular, normal interest payments and other payments in the normal course of business made by Bank immediately preceding the Conversion) will in the aggregate constitute less than 1% of the net assets of Bank immediately preceding the Conversion and any such expenses and distributions will be paid by Converted Bank from the proceeds of the sale of Holding Company Stock.

12. At the time of the Conversion, the fair market value of the assets of Bank on a going concern basis (including intangibles) will equal or exceed the amount of its liabilities plus the amount of liabilities to which such assets are subject. Bank will have a positive regulatory net worth at the time of the Conversion.

13. Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code. The transactions set forth in the Plan do not

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involve a receivership, foreclosure, or similar proceeding before a federal or state agency involving a financial institution to which Section 585 of the Code applies.

14. Bank’s Eligible Account Holders and supplemental eligible account holders will pay expenses of the Conversion solely attributable to them, if any. Holding Company and Bank will pay their own expenses for the transactions described in the Plan and will not pay any expenses solely attributable to Bank’s Eligible Account Holders and supplemental eligible account holders or to the Holding Company stockholders. The stockholders of Holding Company will pay the expenses incurred by themselves in connection with the transactions described in the Plan.

15. The liabilities of Bank were all incurred by Bank in the ordinary course of its business and are associated with the assets being transferred.

16. The actual Subscription Rights for Eligible Account Holders, supplemental eligible account holders, other Members, and directors, officers and employees will not confer any economic benefit (including, without limitation, a purchase price advantage) on the holder thereof other than the right to purchase Holding Company Stock at the price determined as provided in the Registration Statement.

17. None of the Holding Company, Bank or Converted Bank is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

18. None of the compensation to be received by any Deposit Account holder-employees of Bank will be separate consideration for, or allocable to, any of their deposits in Bank. No interest in the liquidation account of Converted Bank will be received by any Deposit Account holder-employees as separate consideration for, or will otherwise be allocable to, any employment agreement, and the compensation paid to each Deposit Account holder-employee will be for services actually rendered and will be commensurate with amounts paid to the third parties bargaining at arm’s-length for similar services. No shares of Holding Company Stock will be issued to or purchased by any Deposit Account holder-employee of Bank or Holding Company at a discount or as compensation in the Conversion.

19. No creditors of Bank, or the depositors in their role as creditors, have taken any steps to enforce their claims against Bank by instituting bankruptcy or other legal proceedings, in either a court or appropriate regulatory agency, that would eliminate the proprietary interests of the Eligible Account Holders and the supplemental eligible account holders prior to the Conversion.

20. The transactions described in the Plan do not involve the payment to Converted Bank or Bank of financial assistance from federal agencies within the meaning of Notice 89-102, 1989-40 C.B. 1.

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Royal Savings Bank

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21. On a per share basis, the purchase price under the stock offering of Holding Company Stock will be equal to the fair market value of such stock at the time of the completion of the proposed transaction described in the Plan.

22. All shares of Holding Company Stock sold in the Conversion will be sold for the same price on a per share basis.

23. Bank has received or will receive prior to the Conversion, an opinion from RP Financial, LC. (“Appraiser’s Opinion”), which concludes that the Subscription Rights to be received by Eligible Account Holders, supplemental eligible account holders and other eligible subscribers do not have any ascertainable fair market value, since they are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients a right only to purchase Holding Company Stock at a price equal to its estimated fair market value, which will be the same price as the Public Offering Price for unsubscribed shares of Holding Company Stock.

24. Bank will not have any net operating losses, capital loss carryovers or built-in losses at the time of the Conversion.

25. Bank has utilized a reserve for bad debts in accordance with Section 585 of the Code.

26. Immediately after the Conversion, Bank will not be a “large bank” as such term is defined by Section 585(c)(2) of the Code.

27. The Eligible Account Holders’, supplemental eligible account holders’, and Other Members’ proprietary interests in Bank arise solely by virtue of the fact that they are account holders in Bank.

28. The aggregate fair market value of the Qualifying Deposits held by Eligible Account Holders as of the close of business on the Eligibility Record Date equaled or exceeded 99% of the aggregate fair market value of all Deposit Accounts in Bank as of the close of business on such date.

29. Liquidation accounts will have nominal, if any, fair market value at the effective date of the Conversion.

30. At the time of the Conversion, Bank will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire an equity interest in Bank, the Converted Bank or the Holding Company.

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31. Converted Bank has no plan or intention to sell or otherwise dispose of any of the assets of Bank acquired in the Conversion (except for disposition, including deposit withdrawals, made in the ordinary course of its business).

32. Immediately prior to the Conversion and at the end of the taxable year in which the Conversion is consummated, Bank will be solvent.

B.	FEDERAL INCOME TAX OPINION

Based solely on the assumptions set forth herein, we are of the opinion that if the transaction is undertaken solely in accordance with the above assumptions and facts contained in the Registration Statement:

1. The Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Neither Bank nor Converted Bank will recognize any gain or loss as a result of the transaction (Rev. Ruls. 2003-48, 2003-1 C.B. 863; 80-105, 1980-1 C.B. 78). Bank and Converted Bank will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

2. Converted Bank will not recognize any gain or loss upon the receipt of money and other property, if any, in the Conversion, in exchange for its shares. (Section 1032(a) of the Code.)

3. No gain or loss will be recognized by Holding Company upon the receipt of money for Holding Company Stock. (Section 1032(a) of the Code.)

4. The basis of Bank’s assets in the hands of Converted Bank will be the same as the basis of those assets in the hands of Bank immediately prior to the Conversion. (Section 362(b) of the Code.)

5. Converted Bank’s holding period of the assets of Bank will include the period during which such assets were held by Bank prior to the Conversion. (Section 1223(2) of the Code.)

6. Converted Bank, for purposes of Section 381 of the Code, will be treated as if there had been no reorganization. The tax attributes of Bank enumerated in Section 381(a) of the Code will be taken into account by Converted Bank as if there had been no reorganization. Accordingly, the tax year of Bank will not end on the effective date of the Conversion. The part of the tax year of Bank before the Conversion will be includable in the tax year of Converted Bank after the Conversion. Therefore, Bank will not have to file a federal income tax return for the portion of the tax year prior to the Conversion. (Rev. Rul. 57-276, 1957-1 C.B. 126.)

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Royal Savings Bank

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7. Depositors will realize gain, if any, upon the constructive issuance to them of withdrawable deposit accounts of Converted Bank, Subscription Rights and/or interests in the liquidation account of Converted Bank. Any gain resulting therefrom will be recognized, but only in an amount not in excess of the fair market value of the liquidation accounts and/or Subscription Rights received. The liquidation accounts will have nominal, if any, fair market value. Based solely on the accuracy of the conclusion reached in the Appraiser’s Opinion, and our reliance on such opinion that the Subscription Rights have no ascertainable fair market value at the time of distribution or exercise, no gain or loss will be required to be recognized by depositors upon receipt or distribution of Subscription Rights. (Section 1001 of the Code.) See Paulsen v. Commissioner, 469 U.S. 131, 139 (1985). Likewise, based solely on the accuracy of the aforesaid conclusion reached in the Appraiser’s Opinion, and our reliance thereon, we, subject to the below discussion, give the following opinions: (a) no taxable income will be recognized by the borrowers, directors, officers and employees of Bank upon the distribution to them of Subscription Rights to purchase Holding Company Stock at fair market value or upon the exercise or lapse of the Subscription Rights to acquire Holding Company Stock at fair market value; (b) no taxable income will be realized by the depositors of Bank as a result of the exercise or lapse of the Subscription Rights to purchase Holding Company Stock at fair market value. Rev. Rul. 56-572, 1956-2 C.B. 182; and (c) no taxable income will be realized by Bank, Converted Bank or Holding Company on the issuance or distribution of Subscription Rights to depositors of Bank to purchase shares of Holding Company Stock at fair market value. (Section 311 of the Code.)

Notwithstanding the foregoing and the Appraiser’s Opinion, if the Subscription Rights are subsequently found to have a fair market value, income may be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and Holding Company and/or Converted Bank may be taxable on the distribution of the Subscription Rights. (Section 311 of the Code.) In this regard, the Subscription Rights may be taxed partially or entirely at ordinary income tax rates.

8. The creation of the liquidation account on the records of Converted Bank will have no effect on Bank’s or Converted Bank’s taxable income, deductions, or tax bad debt reserve.

9. A depositor’s basis in the savings deposits of Converted Bank will be the same as the basis of his or her other savings deposits in Bank. (Section 1012 of the Code.) Based upon the Appraiser’s Opinion, the basis of the Subscription Rights will be zero. The basis of the interest in the liquidation account of Converted Bank received by Eligible Account Holders and supplemental eligible account holders will be equal to the cost of such property, i.e., the fair market value of the proprietary interest in Bank, which in this transaction we assume to be zero.

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10. The basis of Holding Company Stock to its shareholders will be the purchase price thereof. (Section 1012 of the Code.)

11. A shareholder’s holding period for Holding Company Stock acquired through the exercise of the Subscription Rights shall begin on the date on which the Subscription Rights are exercised. (Section 1223(6) of the Code.) The holding period for the Holding Company Stock purchased pursuant to the Direct Community Offering, Public Offering or under other purchase arrangements will commence on the date following the date on which such stock is purchased. (Rev. Rul. 70-598, 1970-2 C.B. 168).

12. Regardless of any book entries that are made for the establishment of a liquidation account, the reorganization will not diminish the accumulated earnings and profits of Bank available for the subsequent distribution of dividends, within the meaning of Section 316 of the Code. Section 1.312-11(b) and (c) of the Treasury regulations. Converted Bank will succeed to and take into account the earnings and profits or deficit in earnings and profits of Bank as of the date of Conversion.

C.	LIMITATIONS

1. Except as otherwise indicated, the opinions contained in this letter are based upon the Code and its legislative history, the Treasury regulations promulgated thereunder (the “Regulations”), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this opinion. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this opinion to reflect any developments that may occur after the date of this letter.

2. The opinions expressed herein represent counsel’s best legal judgment and are not binding upon the Internal Revenue Service or the courts and are dependent upon the accuracy and completeness of the Plan and the assumptions contained in this opinion letter. We have made no independent investigation of the assumptions set forth above. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such assumptions in a material way. Any material inaccuracy or incompleteness in these assumptions could adversely affect the opinions stated herein.

3. We are expressing an opinion only as to those matters expressly set forth in Section B above. No opinion should be inferred as to any other matters. This opinion does not address the various state, local or foreign tax consequences that may result from the Conversion or the other transactions contemplated by the Plan. In addition, no opinion is expressed as to any

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federal income tax consequences of the Conversion or the other transactions contemplated by the Plan, except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

4. This opinion letter is issued to you in connection with the requirements of the Plan set forth in Article 23 thereof and no other person or entity, other than the purchasers in the Conversion, may rely hereon without our express written consent. A copy of this opinion letter may be attached to required regulatory filings with the Securities and Exchange Commission, the Division of Banks and Real Estate of the Illinois Department of Financial and Professional Regulation and the Federal Deposit Insurance Corporation.

Respectfully submitted, VEDDER PRICE KAUFMAN & KAMMHOLZ, P.C.